Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

SOUTHWESTERN ENERGY COMPANY

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee/ Rate	Amount of Registration Fee

Equity	Common Stock, Par Value $0.01	Rule 457(c) and (h)	30,154,289 (2)	$6.595(3)	$198,867,536	0.0000927	$18,436

Total Offering Amounts					$198,867,536		$18,436

Total Fee Offsets							N/A

Net Fee Due							$18,436

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock which become issuable under the Southwestern Energy Company 2022 Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of shares of outstanding common stock.

(2)	This Registration Statement registers the issuance of 30,154,289 shares of common stock under the 2022 Plan.

(3)

Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee. Represents the average of the high and low sales prices of the common stock as reported on the New York Stock Exchange on August 4, 2022 (such date being within 5 business days prior to the date of filing the Registration Statement).